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NEWS RELEASE


CONTACT:  MONIKA BROWN                  301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS            ATLANTA, GA  30346
          (404) 668-5926


                  HBOC ACQUIRES ADVANCED LABORATORY SYSTEMS


     ATLANTA, February 22, 1995 -- HBO & Company (NASDAQ:HBOC) today announced it has acquired Advanced Laboratory Systems, Inc. (ALS), a privately held developer of laboratory software for the healthcare and commercial marketplace. With offices in Eugene, Ore., and Salt Lake City, Utah, ALS has approximately 135 customers representing some 250 laboratories in the United States and Canada, which brings the total number of HBOC laboratory customers to more than 300. ALS had 1994 revenues of $17.3 million and has approximately 100 employees. The transaction will be accounted for as a purchase of assets.

     In addition to expanding HBOC's presence in the laboratory information systems (LIS) market, ALS, through its AdVantage System, adds commercial, hybrid and reference LIS capabilities to the HBOC product portfolio.

     "ALS has an impressive track record with a highly satisfied customer base that includes some of the most prestigious healthcare organizations in the country," said Charles W. McCall, HBOC president and chief executive officer. "The robust functionality of the AdVantage System will make HBOC a stronger contender for LIS business, particularly for organizations that are evolving into enterprises or moving toward integrated delivery networks."

     ALS will operate as a business unit known as the Advanced Laboratory Group under the leadership of its former president and CEO, Jack Holthaus. Holthaus will now report to HBOC senior vice president Glenn N. Rosenkoetter. Holthaus noted that the acquisition combines the strength of HBOC with ALS's best-of-breed approach to laboratory information systems. "Our combined effort will allow us to take full advantage of the growth and opportunities that exist in the market today," he stated.

     In addition to complementary product lines and a shared vision for the healthcare industry, Rosenkoetter stated that the ALS acquisition provides opportunities for both organizations to further cultivate their knowledge and expertise in developing high-quality laboratory systems that address all players in the industry. "HBOC continues to build a team of the best experts
in the industry," he said.   "Our product strength combined with a strong
commitment to quality and customer satisfaction will give us the edge we need to make our presence felt in the LIS market."

     HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.

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